Exhibit 99.1

Berto Acquisition Corp. Announces Pricing of Upsized $261,000,000 Initial Public Offering

NEW YORK, April 29, 2025 – Berto Acquisition Corp. (Nasdaq: TACOU) (the “Company”), the ninth special purpose acquisition company sponsored by Harry You, today announced the pricing of its initial public offering of 26,100,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “TACOU” beginning April 30, 2025. Each unit consists of one ordinary share and one-half of one redeemable warrant. Once the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “TACO” and “TACOW”, respectively. The underwriter has been granted a 45-day option to purchase up to an additional 3,915,000 units offered by the Company to cover over-allotments, if any. The offering is expected to close on May 1, 2025, subject to customary closing conditions.

The Company, which is led by Executive Chairman and Interim Chief Financial Officer Harry You, is a blank check company incorporated as a Cayman Islands exempted company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Harry You is an experienced executive, chief financial officer and board member with extensive experience with technology companies. Mr. You has sponsored nine previous SPACs, including Coliseum Acquisition Corp., which completed its initial business combination with Rain Enhancement Technologies, Inc. in December 2024, dMY Technology Group, Inc. IV, which completed its initial business combination with Planet Labs, Inc. in December 2021, dMY Technology Group, Inc. III, which completed its initial business combination with IonQ, Inc. in October 2021, dMY Technology Group, Inc. II, which completed its initial business combination with Genius Sports Group in April 2021, dMY Technology Group, Inc., which completed its initial business combination with Rush Street Interactive, Inc. in December 2020, and GTY Technology Holdings Inc., which completed its initial business combination with six companies in the software as a service and cloud software industry in February 2019. In addition to his prior SPAC experience, Mr. You executed several hundred investments and acquisitions as a managing director in the Investment Banking Division of Morgan Stanley and two other firms from 1989 to 2001, Chief Financial Officer at Accenture from 2001 to 2004 and Oracle from 2004 to 2005, as well as EVP in the Office of the Chairman in charge of Merger & Acquisition and Corporate Development at EMC from 2008 to 2016. Notably, Mr. You helped architect the $67 billion buyout of EMC by Dell Technologies Inc., which is one of the largest technology acquisitions and leveraged buyouts. Recently, as a member of the executive committee of the board of Broadcom, Mr. You provided input on the $92 billion acquisition of VMware LLC by Broadcom. Mr. You has raised over $2 billion in capital relative to several SPACs and deSPAC transactions and as a banker, has helped garner and execute several dozen initial public offerings of companies including the United Parcel Service, Inc., Galileo, and Perot Systems Corporation. Mr. You was Chief Financial Officer for Accenture in 2001 during its successful initial public offering.

The Company may pursue an acquisition opportunity in any industry or sector, and intends to capitalize on the ability of its management team to identify and combine with a business or businesses that can benefit from the management team’s established relationships and operating experience. While its focus is broad because of management’s perspective on technology, quantum computing and other growth industries, having looked at over a thousand acquisition targets over the past decade, it will be examining in particular, opportunities in artificial intelligence (“AI”) as well as in the rapidly growing wellness, longevity and aesthetics areas.

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, and Needham & Company, LLC are acting as joint book-running managers of the offering. White & Case LLP is serving as legal counsel to the Company and Ogier (Cayman) LLP is acting as Cayman counsel to the Company. Loeb & Loeb LLP is serving as legal counsel to the underwriters.

A registration statement on Form S-1 relating to these securities has been filed with the Securities and Exchange Commission (“SEC”), and was declared effective on April 29, 2025. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com, and Needham & Company, LLC, 250 Park Avenue, 10th Floor, New York, NY 10177, Attention: Prospectus Department, prospectus@needhamco.com or by telephone at (800) 903-3268, or from the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Harry You

Executive Chairman, Interim Chief Financial Officer

Berto Acquisition Corp.

harry@ysquaredinvestors.com